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SECOND BANCORP, INCORPORATED AND SUBSIDIARY
STATEMENT 11  RE:   COMPUTATION OF EARNINGS PER SHARE

                   (Dollars in Thousands)
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

                                               Three Months Ended
                                                    March 31
                                                    --------
                                              1996           1995
                                              ----           ----

PRIMARY:
Average shares outstanding                  2,647,074    2,511,707
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price                   25,944        8,265
                                           ----------   ----------
                                            2,673,018    2,519,972

Net income applicable to Common Stock      $    1,842   $    1,462

Per share amount                           $     0.69   $     0.58


FULLY DILUTED:

Average shares outstanding                  2,647,074    2,509,316
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price or period-
  end market price, whichever is higher        25,944        8,508
Assumed conversion of $1.50 Preferred
  Stock Series A-1                            698,323      803,420
                                           ----------   ----------
                                            3,371,341    3,321,243

Net income                                 $    2,073   $    1,731

Per share amount                           $     0.61   $     0.52
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